UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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¨	Soliciting Material Pursuant to §240.14a-12

BIO-RAD LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIO-RAD LABORATORIES, INC.
1000 Alfred Nobel Drive
Hercules, California 94547

ADDITIONAL MATERIAL FOR PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2012

TO THE STOCKHOLDERS OF BIO-RAD LABORATORIES, INC.:
The Board of Directors of Bio-Rad Laboratories, Inc. (the “Company”) regrets to report that David Schwartz passed away on April 1, 2012 at the age of 88. Mr. Schwartz was the Chairman of the Board of Directors and co-founder of the Company.
Mr. Schwartz was a nominee for election by holders of the Company's Class B Common Stock to the Board of Directors at the Company's annual meeting of stockholders to be held on April 24, 2012 (the “2012 Annual Meeting”). Because of Mr. Schwartz's death, Mr. Schwartz is removed as a nominee for election to the Board of Directors at the 2012 Annual Meeting. The Board of Directors has not designated a substitute nominee for Mr. Schwartz. Therefore, the Board of Directors will present only six nominees for election to the Company's Board of Directors at the 2012 Annual Meeting. The Board of Directors recommends that you vote FOR each of these six nominees in accordance with the class or classes of Common Stock that you hold.
If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the existing nominees, unless you choose to revoke your proxy. If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Schwartz, which will be disregarded for purpose of the election of directors at the 2012 Annual Meeting.

By order of the Board of Directors
BIO-RAD LABORATORIES, INC.

/s/ Sanford S. Wadler

SANFORD S. WADLER, Secretary

April 19, 2012
Hercules, California